Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

EMERGE INTERACTIVE, INC.,

EMERGE MERGER SUB, LLC,

PRIME BIOSOLUTIONS, LLC

and

PRIME BIOSHIELD, L.L.C.

Dated as of October 16, 2006

ARTICLE XII

DEFINITIONS

Section 12.01.	Definitions	53
Section 12.02.	Construction	58

EXHIBIT A	POST MERGER DIRECTORS OF PRIME BIOSOLUTIONS, INC.
EXHIBIT B	POST MERGER OFFICERS OF PRIME BIOSOLUTIONS, INC.
EXHIBIT C	MASTER PATENT AGREEMENT
EXHIBIT D	SCHEDULE OF REPRICE OPTIONS
EXHIBIT E	FORM OF REPRICE OPTION AGREEMENT
EXHIBIT F	INDIVIDUALS EXECUTING EMPLOYMENT AND NONCOMPETE AGREEMENTS AND TERMS THEREOF
EXHIBIT G	FORM OF EMPLOYMENT AND NONCOMPETE AGREEMENTS
EXHIBIT H	EMERGE VOTING AND LOCK-UP AGREEMENT

ANNEX I	DISCLOSURE SCHEDULES
ANNEX II	DISCLOSURE SCHEDULES TO MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into effective as of October 16, 2006 among EMERGE INTERACTIVE, INC., a Delaware corporation (“eMerge”), EMERGE MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of eMerge (“Merger Sub”), PRIME BIOSOLUTIONS, LLC, a Delaware limited liability company (the “Company”), and PRIME BIOSHIELD, L.L.C., a Nebraska limited liability company which is the sole member of the Company (“Shield”).

W I T N E S S E T H :

WHEREAS, Shield, as sole member of the Company, has approved this Agreement and the transactions contemplated herein, including the merger of the Company with and into the Merger Sub (the “Merger”) in accordance with the Delaware Limited Liability Company Act (the ”DLLCA”); and

WHEREAS, eMerge, as the sole member of Merger Sub, has approved this Agreement and the transactions contemplated herein, including the Merger, in accordance with the DLLCA; and

WHEREAS, in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the board of directors of eMerge has approved and declared the advisability of this Agreement and the transactions contemplated herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, eMerge, Merger Sub, the Company and Shield agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, the Company shall be merged with and into the Merger Sub at the Effective Time described in Section 1.03 hereof.

Section 1.02. Closing. Unless this Agreement shall have been terminated pursuant to Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”) that shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Kutak Rock LLP, 1650 Farnam Street, Omaha, Nebraska, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.03. Effective Time. On the Closing Date, the Company and Merger Sub shall execute and file a certificate of merger (the ”Certificate of Merger”) in the office of the Secretary of State of the State of Delaware in accordance with the DLLCA and shall make all such other filings or recordings as may be required to effectuate the Merger. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DLLCA. Following the Merger, the separate existence of the Company shall cease, and the Merger Sub shall continue as the surviving entity (the ”Surviving Entity”) under the name PRIME Energy BioSolutions, LLC, as a wholly owned subsidiary of eMerge.

Section 1.05. Organizational Documents of eMerge and the Surviving Entity. As of the Effective Time:

(a) The certificate of incorporation of eMerge shall be amended and restated in a form and substance acceptable to the parties in order to change the name of eMerge to “PRIME BioSolutions, Inc.” and to make such other revisions thereto as are necessary to complete the transactions described herein. Such amended certificate of incorporation of eMerge shall become the certificate of incorporation of eMerge at the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation.

(b) The bylaws of eMerge shall be amended and restated in a form and substance acceptable to the parties and shall become the bylaws of eMerge at the Effective Time, until thereafter amended as provided by the DGCL, the certificate of incorporation of eMerge and such bylaws.

(c) The certificate of formation of Merger Sub shall be amended and restated in a form and substance acceptable to the parties in order to change the name of Merger Sub to “PRIME Energy BioSolutions, LLC.” and to make such other revisions thereto as are necessary to complete the transactions described herein. Such amended certificate of formation of Merger Sub shall become the certificate of formation of the Surviving Entity at the Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation.

(d) The operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall become the operating agreement of the Surviving Entity at the Effective Time, until thereafter amended as provided by the DLLCA, the certificate of formation of the Surviving Entity and such operating agreement.

Section 1.06. Directors. As of the Effective Time, the individuals listed on Exhibit A hereto shall be appointed to and constitute the entire board of directors of eMerge. To the extent the existing directors of eMerge are not listed in Exhibit A, each such director shall submit a written resignation from the eMerge board of directors on the Closing Date which shall be effective as of the Effective Time. Merger Sub shall have no board of managers either before or after the Effective Time, except as may be appointed under the authority of the eMerge board of directors after the Effective Time.

Section 1.07. Executive Officers. As of the Effective Time, the individuals listed on Exhibit B hereto shall be appointed as the executive officers of eMerge. To the extent the existing executive officers of eMerge are not listed in Exhibit B, each such executive officer shall submit a written resignation from his or her position as an executive officer on the Closing Date which shall be effective as of the Effective Time. Merger Sub shall have no officers or employees before or after the Effective Time, except as may be appointed under the authority of the eMerge board of directors after the Effective Time.

ARTICLE II

ISSUANCE OF MERGER CONSIDERATION

Section 2.01. Amount of Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Shield, eMerge, Merger Sub or the shareholders of eMerge, the sole membership interest in the Company (the “Company Interest”) held by Shield shall be converted into the right to receive a number of shares of the Common Stock of eMerge (the ”Merger Consideration”) equal to (i) 58,321,743 shares of Common Stock less (ii) the ultimate number of shares of Common Stock issuable pursuant to the Definitive Commitments in effect at the Effective Time or upon the full conversion of any other eMerge securities issued pursuant to such Definitive Commitments, whether or not such securities are issued before, at or after the Effective Time (such shares of Common Stock or convertible securities being referred to herein as the ”Investor Shares”). The shares of eMerge Common Stock issued as Merger Consideration in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the Company Interest under the terms hereof and in connection with the Merger.

(b) If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of eMerge Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction (a “Recapitalization”), the number of shares of eMerge Common Stock constituting the Merger Consideration shall be appropriately adjusted so that the aggregate proportional interest in eMerge represented by the Merger Consideration issued to Shield pursuant to this Agreement shall not have increased or decreased as a result of such Recapitalization.

Section 2.02. Payment of Merger Consideration.

(a) The parties agree that Mellon Investor Services, Inc. (the ”Exchange Agent”) will act as agent with respect to the exchange of the Company Interest for the Merger Consideration. eMerge will take all steps necessary to cause the Exchange Agent to issue the shares of eMerge Common Stock representing the Merger Consideration in accordance with the provisions of this Section 2.02.

(b) Within five (5) business days of receipt of written instructions from Shield (which shall be in a form reasonably satisfactory to the Exchange Agent), setting forth (i) denominations of each certificate (if more than one is requested) evidencing the eMerge Common Stock constituting the Merger Consideration, (ii) delivery instructions with respect thereto, and (iii) such other information as the Exchange Agent may reasonably request in connection therewith, the Exchange Agent shall issue and deliver one or more stock certificates evidencing the Common Stock constituting the Merger Consideration in accordance with such instructions.

(c) The shares of eMerge Common Stock representing the Merger Consideration will be issued to Shield pursuant to this Article II without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, pursuant to an exemption therefrom. Accordingly, all shares of eMerge Common Stock delivered to Shield as Merger Consideration shall be “restricted securities” for purposes of the Securities Act and will be transferable by Shield only pursuant to (i) the registration provisions of the Securities Act and any applicable state securities law or (ii) an available exemption from such registration provisions. The Exchange Agent will be instructed to block any transfers of shares of eMerge Common Stock issued as Merger Consideration that are not in compliance with these provisions. Each certificate representing the shares of eMerge Common Stock delivered as Merger Consideration shall be imprinted with a legend in substantially the following form:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO THE REGISTRATION PROVISIONS OF SUCH ACTS OR AN EXEMPTION THEREFROM.”

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend if Shield shall have delivered to eMerge an opinion, in form and substance and by counsel reasonably satisfactory to eMerge, that a registration statement under the Securities Act is at that time in effect with respect to the legended certificate or that the shares represented by such legended certificate can be freely transferred without such a registration statement being in effect, pursuant to an available exemption under the Securities Act and any applicable state securities law, and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Merger Consideration was issued.

Section 2.03. No Further Ownership Rights in Company. As of the Effective Time, the Company Interest shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and Shield shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. After the Effective Time, there shall be no further registration of transfers of the Company Interest on the transfer books of the Surviving Entity.

Section 2.04. Registration Rights. The parties hereto agree that if, concurrent with the Effective Time, eMerge enters into a registration rights agreement with respect to the resale of eMerge Common Stock with any Third Party Investor that invests funds in eMerge concurrent with the Effective Time, then at the Effective Time, eMerge shall enter into a registration rights agreement (the form and substance of which shall be substantially the same as the registration statement entered into with such Third Party Investor), for the purpose of registering the resale of the shares of eMerge constituting the Merger Consideration under the Securities Act at the expense of eMerge.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EMERGE AND MERGER SUB

eMerge and Merger Sub, jointly and severally, represent and warrant to the Company and Shield that the statements contained in this Article III are true and correct as of the date of this Agreement (or, if they relate to a specific date, as if made on such date). The Disclosure Schedules in Annex I are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

Section 3.01. Organization, Qualification, Etc.

(a) eMerge is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge. True and correct copies of eMerge’s certificate of incorporation and bylaws have been delivered to the Company.

(b) The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Merger Sub has no assets and no liabilities and has at no time conducted any business activities other than in connection with the transactions contemplated by this Agreement. True and correct copies of the Merger Sub’s certificate of formation and operating agreement have been delivered to the Company.

(c) eMerge has no subsidiaries other than the Merger Sub.

Section 3.02. Capital Stock.

(a) The authorized stock of eMerge consists of 9,000,000 shares of common stock, par value $0.01 per share (the ”Common Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share (the ”Preferred Stock”). As of the date of this Agreement, a total of 4,113,502 shares of Common Stock have been issued of which 4,030,579 shares are outstanding and 82,923 shares are held in treasury. No shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized for issuance and were validly issued and are fully paid and non-assessable.

(b) Schedule 3.02(b) of the Disclosure Schedules sets forth all outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights or other arrangements or commitments obligating eMerge to issue any shares of its capital stock. eMerge has no outstanding stock appreciation rights, dividend equivalency rights, phantom stock or similar rights.

(c) Except as disclosed in Schedule 3.02(c) of the Disclosure Schedules, eMerge has no obligation, contingent or otherwise, to purchase, redeem or otherwise reacquire any shares of its outstanding capital stock or other securities or to pay any dividend or make any other distribution in respect of its capital stock.

(d) No bonds, debentures, notes or other indebtedness of eMerge confers on the holders thereof any right to vote on any matters on which the stockholders of eMerge may or are required to vote.

(e) eMerge is the sole equity member of Merger Sub and owns, of record and beneficially, 100% of the limited liability membership interests in Merger Sub. The membership interest in Merger Sub held by eMerge has been duly authorized for issuance and was validly issued and fully paid and non-assessable.

(f) There are no outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights or other arrangements or commitments obligating Merger Sub to issue any membership units.

(g) Merger Sub has no outstanding stock appreciation rights, dividend equivalency rights, phantom stock or similar rights.

(h) Merger Sub has no bonds, debentures, notes or other indebtedness outstanding.

Section 3.03. Corporate Authority Relative to This Agreement; No Violation.

(a) eMerge has the corporate power and authority to enter into this Agreement and, subject to obtaining Stockholder Approval, to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of eMerge. No other corporate proceedings on the part of eMerge, other than obtaining Stockholder Approval, are necessary to authorize the consummation of the transactions contemplated hereby on behalf of eMerge.

(b) Merger Sub has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by eMerge in its capacity as the sole member of Merger Sub. No other limited liability company proceedings on the part of Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby on behalf of Merger Sub.

(c) This Agreement has been duly and validly executed and delivered by eMerge, and, assuming the due authorization, execution and delivery hereof by the Company and Shield, this Agreement constitutes a valid and binding agreement of eMerge, enforceable against eMerge in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d) This Agreement has been duly and validly executed and delivered by Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and eMerge, this Agreement constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(e) The board of directors of eMerge has determined that the transactions contemplated by this Agreement are in the best interests of eMerge and its stockholders and, subject to Section 5.05, will recommend to such stockholders that they provide the Stockholder Approval.

(f) Neither eMerge nor Merger Sub is subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, that, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of eMerge or Merger Sub executing or, subject to the Stockholder Approval, carrying out the transactions contemplated by this Agreement, except for any breaches or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge. Other than in connection with or in compliance with (i) the provisions of the DLLCA or the DGCL, (ii) the Securities Act, (iii) Section 4043 of ERISA, (iv) any applicable United States competition, antitrust and investment law, (v) the securities or blue sky laws of the various states, (vi) filings required by Nasdaq and (vii) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is necessary for the consummation by eMerge or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings which the failure to obtain or make has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge.

Section 3.04. Financial Statements and SEC Reports.

(a) eMerge has previously furnished or made available to the Company (via EDGAR) a true and complete copy of the audited financial statements of eMerge for each of the years ended December 31, 2003, 2004 and 2005 (the ”Audited eMerge Financial Statements”) and the unaudited financial statements of eMerge for the three month periods ended March 31, 2006 and June 30, 2006 (the “Unaudited eMerge Financial Statements” and collectively with the Audited eMerge Financial Statements, the “eMerge Financial Statements”). The eMerge Financial Statements (including any related notes and schedules) fairly present in all material respects the financial position of eMerge as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

(b) eMerge has filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2003 (such forms, reports, statements, schedules and documents filed by it with the SEC, including any such forms, reports, statements, schedules and other documents filed by eMerge with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the “SEC Reports”). As of their respective filing dates, the SEC Reports (including all information incorporated therein by reference but excluding any information provided in writing by the Company for inclusion or incorporation by reference in any such SEC Report) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The books and records of eMerge are complete and correct in all material respects and have been maintained in accordance with good business practices and contain a true and complete record of all meetings or proceedings of its board of directors and the stockholders. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of eMerge.

Section 3.05. No Undisclosed Material Liabilities.

(a) eMerge has no liabilities or obligations of any nature required to be reflected on a balance sheet prepared in accordance with GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the eMerge Financial Statements, (b) liabilities or obligations which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge, or (c) are incurred in connection with this Agreement or the transactions contemplated hereby.

(b) Schedule 3.05(b) sets forth all severance or similar payments that eMerge may be obligated to make to any of its employees as a result of the Merger.

Section 3.06. Leases. Schedule 3.06 of the Disclosure Schedules contains a list of any and all material Leases to which eMerge is a party. eMerge has delivered to the Company correct and complete copies of any and all such material Leases to which eMerge is a party as set forth in Schedule 3.06 of the Disclosure Schedules. Each such material Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transaction contemplated hereby except as enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability now or thereafter in effect relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a procedure in equity or at law). Neither eMerge nor, to the Knowledge of eMerge, any lessor is in breach or default under any such material Lease, and no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default of any such material Lease by eMerge or permit termination, modification or acceleration of rent thereof by the respective lessor, and to the Knowledge of eMerge, no third party to any such material Lease has repudiated any provision thereof, except for such breaches, defaults or repudiations which have not had and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on eMerge. There are no disputes, oral agreements or forbearance programs in effect as to any material Lease. All facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

Section 3.07. No Violation of Law; Lawful Operations.

(a) The business of eMerge is being conducted in compliance with all applicable statutes, regulations, orders, covenants and restrictions of Governmental Authorities, except where the failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on eMerge.

(b) To the Knowledge of eMerge, except as permitted under applicable laws, rules or regulations of any Governmental Authority, eMerge has not, directly or indirectly, offered or given anything of value to any official of a Governmental Authority, any political party or official thereof or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist eMerge in obtaining or retaining business for or with, or directing business to, any Person or (ii) constituting a bribe, kickback or illegal or improper payment to assist eMerge obtaining or retaining business for or with any Governmental Authority.

Section 3.08. Environmental Laws and Regulations.

(a) eMerge is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by eMerge of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for noncompliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge.

(b) eMerge has not received written notice of any actions, causes of action, claims, investigations, demands or notices by any Person asserting an obligation to conduct investigations or cleanup activities under Environmental Law or alleging liability under or noncompliance with any Environmental Law (collectively, “Environmental Claims”) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge.

(c) To the Knowledge of eMerge, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities that are reasonably likely to lead to any Environmental Claims which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge.

Section 3.09. Employee Benefit Plans.

(a) Schedule 3.09 of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, but not limited to, pension, profit-sharing, 401(k), severance, welfare, disability and deferred compensation, and all other material employee benefit plans, agreements, programs, policies or arrangements, including, but not limited to, stock purchase, stock option, employment, change-in-control, fringe benefit, bonus and incentive, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of eMerge or any Subsidiary has any present or future right to benefits or under which eMerge or any Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “eMerge Plans” but shall be separately identified on Schedule 3.09 of the Disclosure Schedules.

(b) eMerge represents and warrants that:

(i) each eMerge Plan has been established and administered in accordance with its terms, and each such eMerge Plan and eMerge are in all material respects in full compliance with the applicable provisions of ERISA, the Code and other federal and state applicable laws, rules and regulations with respect thereto except for noncompliance which has not had and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge;

(ii) eMerge has received, with respect to each eMerge Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)), a favorable determination letter as to its qualification. To the Knowledge of eMerge, each trust for each such eMerge Plan is exempt from federal income tax under Code Section 501(a). To the Knowledge of eMerge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such eMerge Plan or trust;

(iii) to the Knowledge of eMerge, no event has occurred and no condition exists that likely could subject eMerge to any tax, fine, lien, penalty or other liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable laws, rules and regulations with respect to any eMerge Plan;

(iv) for each eMerge Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof;

(v) to the Knowledge of eMerge, no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any eMerge Plan, and no eMerge Plan is a Multiemployer Plan within the meaning of ERISA Section 4001(a)(3);

(vi) all contributions and payments made or accrued with respect to all eMerge Plans and other benefit obligations are deductible under Code Section 162 or Section 404. No amount or any asset of any eMerge Plan is subject to tax as unrelated business taxable income;

(vii) to the Knowledge of eMerge, no event has occurred or circumstance exists that could reasonably be expected to result in a material increase in premium costs of eMerge Plans and other benefit obligations that are insured or a material increase in benefit costs of such plans and obligations that are self-insured;

(viii) except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, eMerge does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service;

(ix) subject to the requirements of ERISA, the Code and other applicable law, eMerge has the right to modify and terminate each eMerge Plan with respect to both retired and active employees;

(x) to the Knowledge of eMerge, eMerge has complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B; and

(xi) except as may be expressly permitted by this Agreement, as required by ERISA, the Code or other applicable law or as required by the terms of an eMerge Plan (which terms are set forth in Schedule 3.05(b) of the Disclosure Schedules), the Merger not will result in the payment, vesting or acceleration of any benefit under any eMerge Plan.

(c) With respect to any eMerge Plan, (i) no actions, suits or claims (other than claims for benefits made in the ordinary course of eMerge Plan’s operation) are pending or, to the Knowledge of eMerge, threatened; (ii) to the Knowledge of eMerge, no facts or circumstances exist that reasonably could be expected to give rise to any such actions, suits or claims; and (iii) no written or oral communication has been received from the PBGC in respect of any eMerge Plan subject to Title IV of ERISA concerning the funded status of any such eMerge Plan or any transfer of assets and liabilities from any such eMerge Plan in connection with the transactions contemplated herein.

(d) Full payment has been made of all amounts which are due to any of eMerge Plans. Furthermore, eMerge has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any of eMerge Plans.

Section 3.10. Absence of Certain Changes or Events. Other than the transactions contemplated or permitted by this Agreement, since January 1, 2006, (a) the business operations of eMerge have been conducted in all material respects in the ordinary course consistent with past practice and (b) there has not been any event, occurrence, development or state of circumstances or facts that, if occurring after the date hereof, would violate Section 5.03 hereof or which has had or would reasonably be expected to have a Material Adverse Effect on eMerge.

Section 3.11. Title. Except as set forth in Schedule 3.11 of the Disclosure Schedules, eMerge has good and marketable title to or has a valid leasehold interest in all of its assets, free and clear of all liens, charges, claims, rights, encumbrances and restrictions on transfers except for Permitted Liens, except as has not and would not reasonably be expected to have a Material Adverse Effect on eMerge. Except as set forth in Schedule 3.11 of the Disclosure Schedules, (i) no financing statement covering all or any portion of its assets and naming eMerge or Merger Sub as debtor is currently on file and not terminated in any public office, and (ii) neither eMerge nor Merger Sub is currently subject to or obligated under any financing statement or security agreement as debtor or borrower, which financing statement or security agreement covers all or any portion of its assets. All material properties and assets, real and personal, that are owned, leased or licensed by eMerge or Merger Sub and used for the conduct of their respective businesses are in good operating condition for the purposes for which they are used, ordinary wear and tear excepted.

Section 3.12. Investigations; Litigation.

(a) Except as set forth in Schedule 3.12(a) of the Disclosure Schedules, to the Knowledge of eMerge, there is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to eMerge that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge nor has any Governmental Authority notified eMerge in writing of an intention to conduct the same.

(b) Except as set forth in Schedule 3.12(b) of the Disclosure Schedules, there are no actions, suits or proceedings pending or, to the Knowledge of eMerge, threatened against eMerge or its officers or directors, in their capacities as such, or any of their respective properties at law or in equity, or before any federal, state, local or foreign court or Governmental Authority, that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge.

Section 3.13. Governmental Licenses.

(a) eMerge and Merger Sub have all authorizations, approvals, consents, licenses, permits or registrations from Governmental Authorities (collectively, “Permits”) necessary to permit the ownership of their respective property and the conduct of their respective business as presently conducted, and all such Permits are valid and in full force and effect, except where the failure to obtain or maintain such a Permit has not had and would not reasonably be expected to have a Material Adverse Effect on eMerge.

(b) Except as set forth in Schedule 3.13(b) of the Disclosure Schedules, neither eMerge nor Merger Sub (i) is subject to any judgment, consent decree or administrative order with respect to any aspect of their respective businesses, properties or assets or (ii) has received any notice of the institution against eMerge or Merger Sub of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Authority with respect to any aspect of the business, properties or assets of eMerge or Merger Sub, except, with respect to clauses (i) and (ii), as has not had and would not reasonably be expected to have a Material Adverse Effect on eMerge.

(c) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit except, with respect to clauses (i) and (ii), as has not had and would not reasonably be expected to have a Material Adverse Effect on eMerge.

(d) eMerge has not received any written notice or other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or any failure to obtain any required Permit, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit except, with respect to clauses (i) and (ii), as has not had and would not reasonably be expected to have a Material Adverse Effect on eMerge.

(e) All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect on eMerge.

Section 3.14. Tax Matters.

(a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to have been filed by or with respect to eMerge, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis and in accordance with applicable laws, regulations and administrative requirements. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

(b) eMerge has made available to the Company all reports of and communications for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign Governmental Authorities who have examined the books and records applicable to eMerge. Schedule 3.14(b) of the Disclosure Schedules describes all adjustments in respect of eMerge to income tax returns filed by, or on behalf of, eMerge or any affiliated group of corporations of which eMerge is or was a member, for all open taxable years, that have been proposed by any representative of any Governmental Authority, and Schedule 3.14(b) of the Disclosure Schedules describes the resulting Income Taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against or settled or, as described in Schedule 3.14(b) of the Disclosure Schedules, are being contested in good faith by appropriate proceedings. Except as set forth in Schedule 3.14(b) of the Disclosure Schedules, neither eMerge nor any Subsidiary of eMerge has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which eMerge may be liable.

(c) eMerge has paid, or made provision for the payment of, all material amounts of Taxes, including personal property taxes, that have or may become due for all periods ending on or before the date of this Agreement, including, without limitation, all Taxes reflected on the Tax Returns referred to in this Section 3.14, or in any assessment, proposed assessment or notice, received by eMerge or any Subsidiary of eMerge, except such Taxes, if any, as are set forth in Schedule 3.14(c) of the Disclosure Schedules that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to Taxes on the books of eMerge are determined in accordance with GAAP consistently applied. In all material respects, all Taxes that eMerge is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of eMerge (except for Taxes not yet due).

(d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between eMerge and any Governmental Authority.

(e) No consent to the application of former Section 341(f)(2) of the Code has ever been filed with respect to any property or assets held or acquired by eMerge.

(f) There is no existing tax-sharing agreement that may or will require that any payment be made by or to eMerge on or after the Closing Date.

(g) No property owned by eMerge is property that eMerge is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(h) eMerge has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code nor has the Internal Revenue Service proposed any such adjustment or change in accounting method with respect to eMerge. eMerge does not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

(i) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of the Merger, could give rise to the payment of any amount that would not be deductible by eMerge by reason of Section 280G of the Code.

(j) eMerge does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

(k) eMerge is not a party (other than as an investor) to any industrial development bond.

(l) eMerge was not a party to any deferred intercompany transaction that will be restored (pursuant to the Treasury Regulations under Section 1502 of the Code) and will result in income or loss to eMerge due to the contemplated transaction.

(m) eMerge is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) None of the assets of eMerge directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

Section 3.15. Material Contracts.

(a) Schedule 3.15(a) of the Disclosure Schedules contains a complete and accurate list of each eMerge Material Contract.

(b) Each eMerge Material Contract is valid and binding on eMerge and is in full force and effect and, to the Knowledge of eMerge, is enforceable against the other party thereto, in each case except as enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability now or thereafter in effect relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a procedure in equity or at law). eMerge is in material compliance with all applicable terms and requirements of each eMerge Material Contract. To the Knowledge of eMerge, each other party that has any obligation or liability under any eMerge Material Contract is in material compliance with all applicable terms and requirements of such contract. To the Knowledge of eMerge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give eMerge or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any eMerge Material Contract. eMerge has not given to or received from any other Person any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any eMerge Material Contract.

Section 3.16. Intellectual Property Rights. eMerge holds all right, title and interest in, or a valid and binding license to use (in each case free and clear of any liens or other encumbrances), all Intellectual Property individually or in the aggregate material to the conduct of the businesses of eMerge. Neither eMerge nor any Subsidiary of eMerge is in default (or with the giving of notice or lapse of time, or both, would be in default) under any license to use such Intellectual Property. To the Knowledge of eMerge, such Intellectual Property is not being infringed or misappropriated by any third party, and neither eMerge nor any Subsidiary of eMerge is infringing on or misappropriating any Intellectual Property of any third party, except for such defaults and infringements that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on eMerge. eMerge has not received any written notice of any pending claim with respect to any Intellectual Property owned or licensed by eMerge, and no Intellectual Property owned or licensed by eMerge is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

Section 3.17. Finders or Brokers. Neither eMerge nor anyone acting on its behalf has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger except AgriCapital Corporation and B. Riley & Co.

Section 3.18. State Takeover Statutes. The board of directors of eMerge has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the provisions of Section 203 of the DGCL. To the Knowledge of eMerge, no other state takeover, “moratorium,” “fair price,” “affiliate transaction” or similar statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHIELD

The Company and Shield, jointly and severally, represent and warrant to eMerge and Merger Sub that the statements contained in this Article IV are true and correct as of the date of this Agreement (or if they relate to a specific date, as if made on such date). The Disclosure Schedules in Annex I are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV

Section 4.01. Organization, Qualification, Etc.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. A true and correct copy of the Company’s certificate of formation has been delivered to eMerge.

(b) The Company has no subsidiaries.

(c) Shield is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the limited liability company power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. True and correct copies of the Shield’s certificate of organization and operating agreement have been delivered to eMerge.

Section 4.02. Capital Stock.

(a) Shield is the sole equity member of the Company and owns, of record and beneficially, 100% of the Company Interest. The Company Interest held by Shield has been duly authorized for issuance and was validly issued and fully paid and non-assessable.

(b) There are no outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights or other arrangements or commitments obligating the Company to issue any membership units. The Company has no outstanding stock appreciation rights, dividend equivalency rights, phantom stock or similar rights.

(c) The Company has no obligation, contingent or otherwise, to reacquire any membership units.

(d) No bonds, debentures, notes or other indebtedness of the Company confers on the holders thereof any right to vote on any matters on which the members of the Company may or are required to vote.

Section 4.03. Corporate Authority Relative to This Agreement; No Violation.

(a) Both the Company and Shield have the limited liability company power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by their respective members. No other limited liability company proceedings on the part of the Company or Shield are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Company and Shield.

(b) This Agreement has been duly and validly executed and delivered by the Company and Shield, and, assuming the due authorization, execution and delivery hereof by eMerge and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company and Shield, enforceable against each of them in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) Neither the Company nor Shield is subject to or obligated under its certificate of formation or organization, as the case may be, operating agreement or other contractual provision or any license, franchise or permit, or subject to any order or decree, that, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of the Company or Shield executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Other than in connection with or in compliance with (i) the provisions of the DLLCA or the NLLCA, as applicable, (ii) the Securities Acts, (iii) Section 4043 of ERISA, (iv) any applicable United States competition, antitrust and investment law, (v) the securities or blue sky laws of the various states and (vi) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is necessary for the consummation by the Company or Shield of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings which the failure to obtain or make has not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Reports and Financial Statements.

(a) The Company was formed on July 12, 2006 and since that time has not engaged in any business that is not in connection with the Merger or raising the additional capital contemplated by Section 7.05 hereof.

(b) The Company has previously furnished or made available to eMerge a true and complete copy of:

(i) the unaudited financial statements of the Company as of, and for the period from its inception through, September 30, 2006 (the “Company Financial Statements”);

(ii) the projected consolidated income statements of eMerge as combined with the Company for the five-year period ending December 31, 2011 (the “Projected Income Statements”); and

(iii) the materials presented by the Company and its affiliates and representatives to potential Third Party Investors regarding potential investments in eMerge’s securities (the “Investor Presentation”).

(c) The Company Financial Statements (including any related notes and schedules) fairly present in all material respects the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations of the Company for the period or as of the date then ended (subject to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

(d) The Projected Income Statements have been prepared in good faith by the Company based upon assumptions that were reasonable when made and accurate historical data. The assumptions used in the preparation of the Projected Income Statements continue to be reasonable as of the date hereof and the Closing Date.

(e) The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices and contain a true and correct record of all meetings or proceedings of its members. The ledger of membership units of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of membership units of the Company.

(f) As of the date hereof, the Closing Date and, on each date the Investor Presentation was presented to a potential Third Party Investor by the Company or its affiliates or agents, the Investor Presentation (excluding information regarding eMerge provided in writing by eMerge for inclusion in the Investor Presentation) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) As of the date hereof, the press release described in Section 7.02(a) hereof (excluding information regarding eMerge provided in writing by eMerge for inclusion therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.05. No Undisclosed Material Liabilities. The Company has no liabilities or obligations of any nature required to be reflected on a balance sheet prepared in accordance with GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Company Financial Statements, (b) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (c) incurred in connection with this Agreement or the transactions contemplated hereby.

Section 4.06. Leases. Section 4.06 of the Disclosure Schedules contains a list of any and all material Leases to which the Company is a party. The Company has delivered to eMerge correct and complete copies of any and all such material Leases to which the Company is a party as set forth in Schedule 4.06 of the Disclosure Schedules. Each such Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transaction contemplated hereby. Neither the Company nor, to the Company’s Knowledge, the lessor is in breach or default under any such material Lease, and no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default of any such material Lease by the Company or permit termination, modification or acceleration of rent thereof by the respective lessor, and to the Knowledge of the Company, no third party to any such material Lease has breached, defaulted on or repudiated any provision thereof, except for such breaches, defaults or repudiations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no disputes, oral agreements or forbearance programs in effect as to any material Lease. All facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

Section 4.07. No Violation of Law; Lawful Operations.

(a) The business of the Company has been and currently is being conducted in compliance with all statutes, regulations, orders, covenants, restrictions and plans of Governmental Authorities, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as permitted under applicable laws, rules or regulations of any Governmental Authority, the Company has not, directly or indirectly, offered or given anything of value to any official of a Governmental Authority, any political party or official thereof or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company in obtaining or retaining business for, or with or directing business to, any Person or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company obtaining or retaining business for or with any Governmental Authority.

Section 4.08. Environmental Laws and Regulations.

(a) The Company is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for noncompliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Such permits and authorizations will not be voided or modified by the transactions contemplated by this Agreement and will remain in full force and effect following the Closing.

(b) The Company has not received written notice of any Environmental Claims which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) To the Knowledge of the Company, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities that are reasonably likely to lead to any Environmental Claims which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.09. Employee Benefit Plans.

(a) Schedule 4.09 of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, but not limited to, pension, profit-sharing, 401(k), severance, welfare, disability and deferred compensation, and all other material employee benefit plans, agreements, programs, policies or arrangements, including, but not limited to, stock purchase, stock option, employment, change-in-control, fringe benefit, bonus and incentive, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans” but shall be separately identified on Schedule 4.09.

(b) The Company represents and warrants that:

(i) each Company Plan has been established and administered in accordance with its terms, and each such Company Plan and the Company are in all material respects in full compliance with the applicable provisions of ERISA, the Code and other federal and state applicable laws, rules and regulations with respect thereto except for noncompliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(ii) the Company has received, with respect to each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)), a favorable determination letter as to its qualification. To the Knowledge of the Company, each trust for each such Company Plan is exempt from federal income tax under Code Section 501(a). To the Knowledge of the Company, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Company Plan or trust;

(iii) to the Knowledge of the Company, no event has occurred and no condition exists that likely could subject the Company to any tax, fine, lien, penalty or other liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable laws, rules and regulations with respect to a Company Plan;

(iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof;

(v) to the Knowledge of the Company, no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Company Plan, and no Company Plan is a Multiemployer Plan within the meaning of ERISA Section 4001(a)(3);

(vi) all contributions and payments made or accrued with respect to all Company Plans and other benefit obligations are deductible under Code Section 162 or Section 404. No amount or any asset of any Company Plan is subject to tax as unrelated business taxable income;

(vii) to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to result in a material increase in premium costs of Company Plans and other benefit obligations that are insured or a material increase in benefit costs of such plans and obligations that are self-insured;

(viii) except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service;

(ix) subject to the requirements of ERISA, the Code and other applicable law, the Company has the right to modify and terminate each Company Plan with respect to both retired and active employees;

(x) to the Knowledge of the Company, the Company has complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B; and

(xi) the Merger will not result in the payment, vesting or acceleration of any benefit under any Company Plan.

(c) With respect to any Company Plan, (i) no actions, suits or claims (other than claims for benefits made in the ordinary course of the Company Plan’s operation) are pending or, to the Knowledge of the Company, threatened; (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims; and (iii) no written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such Company Plan or any transfer of assets and liabilities from any such Company Plan in connection with the transactions contemplated herein.

(d) Full payment has been made of all amounts which are due to any of the Company Plans. Furthermore, the Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any of the Company Plans.

Section 4.10. Absence of Certain Changes or Events. Other than the transactions contemplated or permitted by this Agreement, since July 12, 2006, (a) the businesses of the Company has been conducted in all material respects in the ordinary course consistent with past practice and (b) there has not been any event, occurrence, development or state of circumstances or facts that, if occurring after the date, hereof would violate Section 6.03 hereof or which has had or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. Title. The Company has good and marketable title to or has a valid leasehold interest in all of its assets, free and clear of all liens, charges, claims, rights, encumbrances and restrictions on transfers except for Permitted Liens, except as has not and would not reasonably be expected to have a Material Adverse Effect on the Company. No financing statement covering all or any portion of its assets and naming the Company as debtor is currently on file and not terminated in any public office. The Company is currently not subject to or obligated under any financing statement or security agreement as debtor or borrower, which financing statement or security agreement covers all or any portion of its assets. All material properties and assets, real and personal, that are owned, leased or licensed by the Company and used for the conduct of its businesses are in good operating condition for the purposes for which they are used, ordinary wear and tear excepted.

Section 4.12. Investigations; Litigation.

(a) Except as set forth in Schedule 4.12(a) of the Disclosure Schedules, to the Knowledge of the Company, there is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company nor has any Governmental Authority notified the Company in writing of an intention to conduct the same.

(b) Except as set forth in Schedule 4.12(b) of the Disclosure Schedules, there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or its officers in their capacities as such, or any of its properties at law or in equity, or before any federal, state, local or foreign court or Governmental Authority, that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13. Governmental Licenses.

(a) The Company has all Permits necessary to permit the ownership of its property and the conduct of its business as presently conducted, and all such Permits are valid and in full force and effect, except where the failure to obtain or maintain such a Permit has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company has not entered into or been subject to any judgment, consent decree or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or, as of the date hereof, received any notice of the institution against the Company of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Authority with respect to any aspect of the business, affairs, properties or assets of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit except with respect to clauses (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company has not received any notice or other written communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any

Material Permit or any failure to obtain any Material Permit, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Material Permit.

(e) All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Permits, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities except in each case as would not have a Material Adverse Effect on the Company.

Section 4.14. Tax Matters.

(a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to have been filed by or with respect to the Company have been filed on a timely basis and in accordance with applicable laws, regulations and administrative requirements. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

(b) The Company has made available to eMerge all reports of and communications for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign Governmental Authorities who have examined the respective books and records applicable to the Company. Schedule 4.14(b) of the Disclosure Schedules describes all adjustments in respect of the Company to income tax returns filed by, or on behalf of, the Company or any affiliated group of corporations of which the Company is or was a member, for all open taxable years, that have been proposed by any representative of any Governmental Authority, and Schedule 4.14(b) of the Disclosure Schedules describes the resulting Income Taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against or settled or, as described in Schedule 4.14(b) of the Disclosure Schedules, are being contested in good faith by appropriate proceedings. Except as set forth in Schedule 4.14(b) of the Disclosure Schedules, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which the Company may be liable.

(c) The Company has paid, or made provision for the payment of, all Taxes, including personal property taxes, that have or may become due for all periods ending on or before the date of this Agreement, including, without limitation, all Taxes reflected on the Tax Returns referred to in this Section 4.14, or in any assessment, proposed assessment or notice, received by the Company, except such Taxes, if any, as are set forth in Schedule 4.14(c) of the Disclosure Schedules that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to Taxes on the books of the Company are determined in accordance with GAAP consistently applied. In all material respects, all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for Taxes not yet due).

(d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between the Company and any Governmental Authority.

(e) No consent to the application of former Section 341(f)(2) of the Code has ever been filed with respect to any property or assets held or acquired by the Company.

(f) There is no existing tax-sharing agreement that may or will require that any payment be made by or to the Company on or after the Closing Date.

(g) No property owned by the Company is property that the Company is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(h) The Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code nor has the Internal Revenue Service proposed any such adjustment or change in accounting method with respect to the Company. The Company does not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

(i) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by the Company, by reason of Section 280G of the Code.

(j) The Company does not own an interest in any (i) domestic sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

(k) The Company is not a party (other than as an investor) to any industrial development bond.

(l) The Company was not a party to any deferred intercompany transaction that will be restored (pursuant to the Treasury Regulations under Section 1502 of the Code) and will result in income or loss to the Company due to the contemplated transaction.

(m) The Company does not own any United States real property interest within the meaning of Section 897(c) of the Code.

(n) None of the assets of the Company directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(o) The Company is and has always been a disregarded entity for federal income tax purposes and all relevant state income tax purposes.

Section 4.15. Material Contracts.

(a) Schedule 4.15(a) of the Disclosure Schedules contains a complete and accurate list of each Company Material Contract.

(b) Each Company Material Contract is valid and binding on the Company and is in full force and effect and, to the Knowledge of the Company, is enforceable against the other party thereto, in each case except as enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability now or thereafter in effect relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a procedure in equity or at law). The Company is and has been in material compliance with all applicable terms and requirements of each Company Material Contract. To the Knowledge of the Company, each other party that has or had any obligation or liability under any Company Material Contract is and has been in full compliance with all applicable terms and requirements of such contract. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. The Company has not given to or received from any other Person any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract.

Section 4.16. Intellectual Property Rights. Upon the execution of the agreement set forth in Exhibit C (the “Master Patent Agreement”) eMerge will have the right to license the use (in each case free and clear of any liens or other encumbrances), of all Intellectual Property (including, without limitation, the Intellectual Property that is the subject of the Master Patent Agreement) individually or in the aggregate material to (a) the conduct of the businesses of the Company as currently conducted and (b) the conduct of business of eMerge as proposed to be performed by the Company in its preparation of the Projected Financial Statements. The Company is not in default (or with the giving of notice or lapse of time, or both, would be in default) under any license to use such Intellectual Property. To the Knowledge of the Company, such Intellectual Property is not being infringed or misappropriated by any third party, and the Company is not infringing on or misappropriating any Intellectual Property of any third party, except for such defaults and infringements that, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the Company has not received any written notice of any pending claim with respect to any Intellectual Property owned or licensed by the Company, and no Intellectual Property owned or licensed by the Company is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

Section 4.17. Finders or Brokers. The Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.18. Investment Representations of Shield. Solely for purposes of establishing that the issuance of the shares of eMerge Common Stock constituting the Merger Consideration is exempt from registration under Section 5 of the Securities Act, and not in any manner to affect, modify, limit, derogate or restrict the effect of any of the representations of eMerge or Merger Sub set forth in Article III hereof, Shield represents and warrants as follows:

(a) Shield has received (via EDGAR) and reviewed a copy of the SEC Reports.

(b) Shield has experience as an investor in securities of companies. Shield has either (i) a preexisting personal or business relationship with eMerge or any of its officers, directors or controlling persons that is of a nature and duration which enables Shield to be aware of the character, business acumen and general business and financial circumstances of eMerge or (ii) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by eMerge or any affiliate or selling agent of eMerge, directly or indirectly, has the capacity to protect its own interests in connection with its purchase of the eMerge Stock.

(c) Shield is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Shield has not been formed for the specific purpose of acquiring the Merger Consideration.

(d) Shield has the financial capacity to bear the risk of this investment and acknowledges that it can bear the economic risk of its investment in the Merger Consideration for an indefinite period of time.

(e) The Merger Consideration will be acquired by Shield for its own account, not as a nominee or agent, for investment purposes only and not with a view to the resale or distribution of any part thereof, and Shield has no present intention of selling, granting any participation in or otherwise distributing the same. Shield does not presently, and will not at the Effective Time, have any contract, undertaking, agreement or arrangement with any Person or entity to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Merger Consideration. No Person other than Shield has any direct or indirect beneficial interest in the Merger Consideration.

(f) Shield understands that the issuance of the shares of eMerge Common Stock constituting the Merger Consideration has not been and will not be registered under the Securities Act or any state securities laws, will be conducted in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and

Regulation D promulgated thereunder and analogous state securities law provisions and will be subject to the restrictions contained in Rules 144 and 145 under the Securities Act. Shield further understands that the Merger Consideration must be held indefinitely by Shield unless such shares are subsequently registered for resale under the Securities Act and applicable state securities laws or an exemption from such registration is available. Shield further understands that, except as provided in any registration rights agreement it may enter into pursuant to Section 2.04 hereof, eMerge is under no obligation to register such securities on Shield’s behalf or to assist it in complying with any exemption from registration and that such securities may not be sold pursuant to Rule 144 or Rule 145 promulgated by the SEC pursuant to the Securities Act unless all of the conditions of such rules are met. Shield understands that the shares of eMerge Stock delivered hereunder are restricted by the provisions of, and shall bear the legend specified in, Section 2.02(c) hereof, except as otherwise provided therein.

(g) Shield does not have, and has not exercised or perfected, any appraisal rights or dissenters rights with respect to the Merger under the NCLLA, the DLLCA, the Company’s operating agreement or otherwise.

ARTICLE V

COVENANTS OF EMERGE

Section 5.01. Investigation and Access to Information. eMerge shall afford the Company and its officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours upon reasonable notice, throughout the period from the date of this Agreement to the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article IX hereof (the ”Termination Date”), to eMerge’s properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and eMerge shall use commercially reasonable efforts to cause its representatives to furnish promptly to the Company such additional financial and operating data and other information as to eMerge’s businesses and properties as the Company or its duly authorized representatives may from time to time reasonably request. The Company agrees that it will treat any such information in accordance with the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

Section 5.02. Additional Reports and Information.

(a) eMerge will continue to file all reports required to be filed by it with the SEC under the Exchange Act, and no such SEC Reports will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) From and after the date hereof and prior to the Closing Date or the Termination Date, eMerge shall continue to prepare and will deliver to the Company within five business days after completion, the unaudited monthly financial statements and reports that it regularly prepares for eMerge management in accordance with its current practices.

(c) Any unaudited monthly financial statements delivered by eMerge pursuant to Section 5.02(b) (including any related notes and schedules) will fairly present the financial position of eMerge as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

Section 5.03. Conduct of Business by eMerge. From and after the date hereof and prior to the earlier of the Closing Date or the Termination Date, and except (i) as may be required by law (provided that, before availing itself of such exception, eMerge must first consult with the Company), (ii) as may be consented to in writing by the Company or (iii) as may be expressly permitted or required pursuant to this Agreement, eMerge:

(a) shall conduct its business operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill, prevent adverse changes in the financial condition, liabilities, assets, business or operating results of eMerge and prevent the destruction or damage to or loss of any asset of eMerge that would reasonably be expected to have a Material Adverse Effect on eMerge;

(b) shall use commercially reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with eMerge, including, without limitation, brokers, agents, suppliers, venders and customers;

(c) shall comply in all material respects with all laws and orders of all Governmental Authorities applicable to it;

(d) shall not declare, set aside or pay any dividends on, or make any distribution with respect to, or redeem or purchase, any outstanding shares of its capital stock;

(e) other than as a result of the proper exercise of any outstanding option and or warrant listed on Disclosure Schedule 3.02(b) or the issuance of the Reprice Options, shall not authorize or issue any shares of capital stock or other securities convertible into or in lieu of or in substitution for shares of its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

(f) except in the ordinary course of its business, and in a manner consistent with past practices, shall not, and shall not permit Merger Sub to, authorize or effect any acquisition of material assets or securities, any disposition of material assets or securities or any execution, termination or amendment of an eMerge Material Contract, except eMerge may, with the prior written consent of the Company, which consent shall not be unreasonably withheld, authorize and effect dispositions of all or substantially all of the assets of eMerge’s Animal Identification Systems segment and Food Safely Technologies segment to third parties and may execute, terminate or amend any contract or agreement with respect thereto;

(g) shall not enter into any joint venture, partnership or similar arrangement or form any additional subsidiaries;

(h) shall not propose or adopt any amendments to its certificate of incorporation or bylaws;

(i) except as required by law, shall not (i) enter into, declare or amend in any respect the terms of eMerge Plans; (ii) enter into, adopt or amend any compensation, severance, bonus or similar agreements or arrangements with any director or officer; or (iii) except in the ordinary course of business, consistent with past practice, increase in any manner the compensation or fringe benefits of any employee not described in the preceding clause (ii) or pay any such employee any benefit not required by an employee benefit plan or arrangement as in effect as of the date hereof;

(j) except in the ordinary course of its business and in a manner consistent with past practices, or as approved by the Company in writing, shall not, and shall not permit Merger Sub to (i) make capital expenditures or incur or assume any additional indebtedness, in either case in excess of $100,000 individually; (ii) create, or allow to be imposed, any mortgage, pledge, security interest, lien or other encumbrance on their assets; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) not listed in Schedules 3.12(a) and (b) of the Disclosure Schedules; or (v) change or modify any of its current financing terms, conditions or facilities with banks and financial institutions except as necessary to consummate the transactions set forth in this Agreement, except that eMerge may incur the indebtedness to be provided by the $1,500,000 Revolving Loan Promissory Note and Security Agreement, dated the date hereof, made by eMerge in favor of The Biegert Family Irrevocable Trust, Dated June 11, 1998 (the ”Biegert Loan”), which may not be funded or secured by any assets of eMerge prior to December 1, 2006, and except that eMerge may repay any such indebtedness;

(k) shall not make any loans, advances or capital contributions to, or investments in, any stockholder or affiliate thereof, or any employee of eMerge, in any amount or enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K in a future SEC Report;

(l) shall not (i) make any material Tax election or settle or compromise any material Tax liability, (ii) change its fiscal year, (iii) revalue any of its assets or (iv) change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at December 31, 2005, except as required by changes in GAAP; and

(m) shall not agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.04. Control of eMerge. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not have, directly or indirectly, any right to control or direct eMerge’s operations prior to the Effective Time, and, prior to the Effective Time, eMerge shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.05. No Solicitation.

(a) eMerge represents and warrants that it has terminated any discussions or negotiations with any Person other than the Company concerning any Takeover Proposal prior to the date hereof. From and after the date hereof, eMerge will not, and shall use its commercially reasonable efforts not to permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives (collectively, “eMerge Representatives”) to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information) any Takeover Proposal from any Persons or engage in or continue discussions or negotiations relating thereto, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, except that, so long as eMerge is in compliance with its obligations under this Section 5.05, eMerge may, in response to a Takeover Proposal that the eMerge board of directors determines is reasonably likely to constitute a Superior Proposal that was not solicited by eMerge or any of its eMerge Representatives, and that did not result from a breach of this Section, and subject to providing prior written notice of its decision to take such action to the Company, (x) furnish information with respect to eMerge to any Person making such a Takeover Proposal pursuant to a customary confidentiality agreement with terms substantially similar to those of the Confidentiality Agreement, and (y) participate in discussions or negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is agreed that any action that is in violation of the restrictions set forth in the preceding sentence by any eMerge Representative, whether or not such eMerge Representative is purporting to act on behalf of eMerge or otherwise, shall be deemed to be a breach of this Section 5.05 by eMerge. eMerge will advise the Company orally (within one business day) and in writing (as promptly as practicable) of the receipt of any inquiry or request for information with respect to, or which would reasonably be expected to lead to, any Takeover Proposal. In addition, eMerge will provide the Company, within one business day of eMerge’s receipt, with the material terms and conditions of any Takeover Proposal (and any change in the material terms and conditions thereof) and will promptly (but in no case later than two business days thereafter) notify the Company of any determination by eMerge’s board of directors that a Superior Proposal has been made. As used in this Agreement, (i) ”Takeover Proposal” shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of business that constitutes 10% or more of the net revenues, net income or the assets of eMerge, or 10% or more of the voting securities of eMerge, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting securities of eMerge or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving eMerge, other than the transactions contemplated by this Agreement, and (ii) “Superior Proposal” shall mean any Takeover Proposal made by any Person prior to the conclusion of the eMerge Stockholder Meeting on terms that are more favorable from a financial point of view to the stockholders of eMerge than the terms set forth in this Agreement, including, without limitation, with respect to conditions to consummation, financing and the percentage of outstanding equity securities to be issued as Merger Consideration, as determined by the board of directors of eMerge in its good faith judgment (based on the advice of an independent financial advisor or such other matters as eMerge’s board of directors deems relevant). Notwithstanding anything contained in this Agreement to the contrary, but subject to the provisions of Section 5.03(f) hereof, eMerge and the eMerge Representatives may (without violating any of the provisions of, or triggering any other responsibilities under this or any other Section of the Agreement other than Section 5.03(f)) conduct negotiations or discussions with, make proposals to, or solicit or encourage proposals from, third parties for the sale of all or substantially all of the assets of eMerge’s Animal Identification System segment and/or Food Safety Technologies segment to third parties.

(b) Except as permitted by this Section 5.05(b), the board of directors of eMerge shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval by such board of directors of this Agreement or the Merger or the recommendation by such board of directors that stockholders of eMerge approve this Agreement or the Merger or (ii) approve or recommend to the stockholders of eMerge any Takeover Proposal, unless, in each case, eMerge receives an unsolicited Takeover Proposal that such board of directors determines in good faith constitutes a Superior Proposal. The board of directors of eMerge may not enter into an agreement with respect to a Takeover Proposal except in connection with a termination of this Agreement as set forth in Section 9.01(h). Nothing contained in this Section 5.05 shall prohibit eMerge from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to eMerge’s stockholders that, in the good faith reasonable judgment of the board of directors of eMerge after consultation with outside counsel, is required under applicable law. Notwithstanding anything contained in this Agreement to the contrary, in the event that (i) Equity Capital Termsheets acceptable to eMerge are not delivered to eMerge by the Company on or before November 15, 2006, (ii) the Definitive Commitments acceptable to eMerge are not delivered to eMerge by the Company on or before December 15, 2006, (iii) at any time after December 15, 2006, the Definitive Commitments are no longer effective or enforceable, or (iv) if the Merger is not closed on or before April 1, 2007, then in each such instance the board of directors of eMerge may withdraw its approval of this Agreement or its recommendation of approval of this Agreement to its stockholders and terminate this Agreement pursuant to the terms of

Section 9.01(b), (e), (f) or (g) of this Agreement, as applicable, and any action by the board of directors of eMerge thereafter permitted by, and taken in accordance with, this Section 5.05 shall not constitute a breach of this Agreement by eMerge.

Section 5.06. Reprice Options.

As of the Effective Time, eMerge will issue new employee stock options (the ”Reprice Options”) to each of the individuals listed in Exhibit D hereto exercisable for the number of shares of eMerge Common Stock (subject to any Recapitalization that may take effect at or before the Effective Time) set forth next to such individual’s name on Exhibit D hereto in exchange for the cancellation of all employee stock options, whether vested or unvested, then held by such individual. The Reprice Options shall be issued pursuant to the terms and conditions of eMerge’s Amended and Restated 1999 Equity Compensation Plan and the form of option agreement attached hereto as Exhibit E. Each Reprice Option shall have a term of ten years from the date of issuance, shall become exercisable by the holder thereof in equal amounts of one-third on the Closing Date and one-third on each of the first two anniversaries of the Closing Date and will have an exercise price equal to the closing sale price of eMerge Common Stock as reported on the Nasdaq Capital Market on the day prior to the Closing Date.

Section 5.07. eMerge Board Recommendation and Stockholder Approval.

(a) Subject to its fiduciary duties and except as otherwise provided in this Agreement, the board of directors of eMerge shall recommend to the stockholders of eMerge that they approve the matters set forth in the definition of “Stockholder Approval” in Section 12.01 hereof.

(b) Unless eMerge has received a Takeover Proposal that was unsolicited and did not otherwise result from a breach of Section 5.05 and eMerge’s board of directors determines that such Takeover Proposal is reasonably likely to lead to a Superior Proposal, eMerge, acting through its board of directors, shall, in accordance with applicable law and eMerge’s certificate of incorporation and bylaws as promptly as practicable, call for a meeting of its stockholders at the earliest practicable time which may, in the sole discretion of eMerge, be its annual meeting and which may be a date no earlier than ten (10) business days after eMerge’s receipt of the Definitive Commitments, at which eMerge will submit each of the matters required for Stockholder Approval as required under the DGCL and its certificate of incorporation and bylaws (the “eMerge Stockholder Meeting”).

(c) In connection with the eMerge Stockholder Meeting, eMerge shall take, at its own expense, all steps necessary for the solicitation of proxies from the stockholders, including the preparation, filing and mailing of a letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the eMerge Stockholder Meeting and any schedules required to be filed with the SEC in connection therewith, including information required by Rule 14f-1 under the Exchange Act (the “Proxy Statement”). eMerge will proceed diligently with the preparation and filing of the Proxy Statement with the SEC. eMerge will provide the Company with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC and will provide the Company with a reasonable number of copies of all such filings made with the SEC. eMerge shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement to the Company and advise the Company of any oral comments with respect to the Proxy Statement received from the SEC. eMerge shall use all commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If eMerge learns of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, eMerge will prepare and file such an amendment or supplement with the SEC and, if required, mail such amendment or supplement to its stockholders.

(d) eMerge covenants, represents and warrants to the Company that the Proxy Statement (except as it relates to information regarding the Company or other information supplied in writing by the Company for inclusion therein) will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder or the rules and regulations of the Nasdaq Capital Market, as the case may be.

Section 5.08. Nasdaq Continued Listing. At all times from the date hereof until the earlier of the Closing Date or the Termination Date, eMerge shall use commercially reasonable efforts to comply with the terms of its listing agreement with the Nasdaq Capital Market and maintain the listing of eMerge’s Common Stock on the Nasdaq Capital Market.

ARTICLE VI

COVENANTS OF THE COMPANY AND SHIELD

Section 6.01. Investigation and Access to Information. The Company shall afford eMerge and its officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours upon reasonable notice, throughout the period from the date of this Agreement to the earlier of the Closing Date or the Termination Date, to the Company’s properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and the Company shall use its commercially reasonable efforts to cause its representatives to furnish promptly to eMerge such additional financial and operating data and other information as to the Company’s business and properties as eMerge or its duly authorized representatives may from time to time reasonably request. eMerge agrees that it will treat any such information in accordance with the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

Section 6.02. Additional Reports and Information.

(a) From and after the date hereof and prior to the Closing Date or the Termination Date, the Company shall prepare and will deliver to eMerge within five business days after completion, unaudited monthly financial statements and reports that it regularly prepares for Company management in accordance with its current practices.

(b) Any unaudited interim financial statements delivered by the Company pursuant to this Section 6.02(a) (including any related notes and schedules) will fairly present the financial position of the Company as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

Section 6.03. Conduct of Business by the Company and Shield. From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be required by law (provided that, before availing itself of such exception, the Company must first consult with eMerge), (ii) as may be consented to in writing by eMerge or (iii) as may be expressly permitted pursuant to this Agreement, the Company (and, where indicated, Shield):

(a) shall conduct its operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill, prevent adverse changes in the financial condition, liabilities, assets, business or operating results of the Company and prevent the destruction or damage to or loss of any asset of the Company that would reasonably be expected to have a Material Adverse Effect on the Company. Other than as may be necessary to satisfy existing contractual obligations pursuant to that certain Management Services Agreement, dated June 29, 2006, by and between E3 Operating Company LLC and Shield, neither the Company nor Shield will engage in material business activities other than those taken with the intention of being acquired and assumed by Merger Sub as a result of the Merger;

(b) shall use commercially reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those Persons having business dealings with the Company, including, without limitation, brokers, agents, suppliers, venders and customers;

(c) shall comply in all material respects with all laws and orders of all Governmental Authorities applicable to it;

(d) shall not declare, set aside, pay or make any dividend or distribution with respect to, or redeem or purchase any outstanding membership interest in the Company;

(e) shall not authorize or issue any membership interest or other securities convertible into or in lieu of or in substitution for membership interests (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

(f) except in the ordinary course of its business, and in a manner consistent with past practices, shall not authorize or effect any acquisition of material assets or securities, any disposition of material assets or securities or any execution, termination or amendment of a Company Material Contract. Notwithstanding the foregoing and subject to paragraph (a) of this Section 6.03, the Company shall have full power and authority to enter into any and all arrangements related to the acquisition of assets and the construction of ethanol and related facilities, subject to the consent of eMerge, which consent shall not be unreasonably withheld;

(g) shall not enter into any joint venture, partnership or similar arrangement;

(h) shall not propose or adopt any amendments to its certificate of formations or operating agreement;

(i) except as required by law, shall not (i) enter into, declare or amend in any respect the terms of its Company Plans; (ii) enter into, adopt or amend any compensation, severance, bonus or similar agreements or arrangements with any director or officer; or (iii) except in the ordinary course of business, consistent with past practice, increase in any manner the compensation or fringe benefits of any employee not described in the preceding clause (ii) or pay any such employee any benefit not required by an employee benefit plan or arrangement as in effect as of the date hereof;

(j) except in the ordinary course of its business, and in a manner consistent with past practices, shall not (i) make capital expenditures or incur or assume any additional indebtedness, in either case in excess of $100,000 individually; (ii) create, or allow to be imposed, any mortgage, pledge, security interest, lien or other encumbrance on its assets; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) not listed in Schedule 4.12 of the Disclosure Schedules; or (v) change or modify any of its current financing terms, conditions or facilities with banks and financial institutions except as necessary to consummate the transactions set forth in this Agreement. Notwithstanding the foregoing and subject to paragraph (a) of this Section 6.03, the Company shall have full power and authority to enter into any and all arrangements related to the acquisition of assets and the construction of ethanol and related facilities, subject to the consent of eMerge, which consent shall not be unreasonably withheld;

(k) shall not (i) make any material Tax election or settle or compromise any material Tax liability, (ii) change its fiscal year, (iii) revalue any of its assets or (iv) change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at December 31, 2005, except as required by changes in GAAP; and

(l) shall not agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.04. Assistance With Proxy Statement. The Company shall furnish to eMerge all information about itself, its business and operations and its owners, managers, officers and affiliates and all financial information and all other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of eMerge to any third party and/or Governmental Authority in connection with the Merger and transactions contemplated by this Agreement. The Company shall use all commercially reasonable efforts to assist eMerge to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If the Company learns of any event that should be set forth in an amendment or supplement to the Proxy Statement, it will promptly inform eMerge of such event. The Company covenants, represents and warrants to eMerge that none of the information regarding the Company, or other information supplied in writing by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto will, at the respective times filed with the SEC or other Governmental Authority, and with respect to the Proxy Statement, at the date mailed to eMerge’s stockholders and at the time of the eMerge Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company covenants, represents and warrants to eMerge that the Proxy Statement, insofar as it relates to information regarding the Company, or other information supplied in writing by the Company for inclusion therein, will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, or the rules and regulations of the Nasdaq Capital Market, as the case may be.

Section 6.05. Control of Company. Notwithstanding any provision to the contrary contained in this Agreement, neither eMerge nor Merger Sub shall have, directly or indirectly, any right to control or direct the Company’s operations prior to the Effective Time, and, prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.06. Shield Guaranty. Shield guarantees to eMerge and Merger Sub the full and faithful performance by the Company of each and every undertaking of the Company under this Agreement and in all documents to be delivered by the Company to eMerge or Merger Sub pursuant to this Agreement including, without limiting the generality of the foregoing, all warranties and indemnities of the Company set forth in this Agreement and in all documents to be delivered by the Company to eMerge or Merger Sub pursuant to this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Antitakeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and eMerge (including its directors) shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.02. Public Announcements.

(a) The parties will agree on the text of a joint press release announcing, among other things, the execution of this Agreement, and cause such press release to be disseminated promptly after the execution of this Agreement.

(b) From the date of this Agreement until the Closing Date or Termination Date, the Company and eMerge will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or filing prior to the issuance of such press release or other public statement or filing and shall not issue any such press release or other public statement or filing without the prior approval of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such other public statement as required by law or the rules and regulations of Nasdaq Capital Market if it has (a) used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner and (b) provided a copy of such release or public statement to such other party at a reasonable time prior to issuing such release or making such statement.

Section 7.03. Notices of Certain Events.

(a) Each party shall promptly notify the other parties of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Each party shall promptly notify the other parties of any proceedings of whatever nature commenced or threatened against such party or any of its officers, directors, managers or other representatives that relate to the consummation of the transactions contemplated by this Agreement.

Section 7.04. Efforts to Consummate; Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated herein. The parties hereto agree to execute and deliver promptly such other documents, certificates, agreements, instruments and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby, including, but not limited to, promptly making their respective filings and thereafter making any other required submissions under the HSR Act if any such filings or submissions are required to consummate the transactions contemplated in this Agreement and taking all such further action as reasonably may be necessary to resolve objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

Section 7.05. Additional Equity Capital. The Company agrees to use commercially reasonable efforts, at its sole expense, to arrange for one or more third parties (the ”Third Party Investors”) to purchase Investor Shares pursuant to the terms of this Section 7.05. eMerge agrees to cooperate in good faith with the Company’s efforts to raise additional equity capital pursuant to this Section 7.05; provided, that in the event the Merger is not consummated due to the termination of this Agreement by eMerge or the Company under Section 9.01(a), (b), (c), (d), (e), (f), (g) or (k) (but with respect to (k), only if eMerge terminates this Agreement due to a material breach of this Agreement by the Company or Shield), the Company shall reimburse eMerge for any expenses it may have incurred in connection therewith. The Company shall prepare Investor Presentations to be delivered to potential Third Party Investors regarding potential investments in eMerge’s securities, which materials will be subject to the prior consent of eMerge. The Company, in its sole discretion, shall make the final determination of the identity of the Third Party Investors, the terms and conditions of the purchase of the Investor Shares and the timing and amounts of any such purchase or purchases. Notwithstanding the foregoing, Investor Shares will be offered and sold on the following terms and conditions:

(a) that the dollar amount of the gross purchase price for the Investor Shares shall be equal to or greater than $70,000,000;

(b) that the purchases may be made in one or more transactions, over such period of time as the Company shall determine in its sole discretion;

(c) that a purchase of a minimum of $10,000,000 of Investor Shares shall occur concurrent with the Closing;

(d) that the Company shall obtain from the Third Party Investors and deliver to eMerge term sheets reasonably acceptable to eMerge describing the purchase of at least $70,000,000 of Investor Shares (the “Equity Capital Term Sheet”) on or before November 15, 2006; and

(e) that on or before December 15, 2006, the Company shall obtain from the Third Party Investors and deliver to eMerge enforceable commitments, to the reasonable satisfaction of eMerge, wherein the Third Party Investors commit to a total purchase of at least $70,000,000 of Investor Shares (the ”Definitive Commitments”).

Section 7.06. Section 16 Matters. The Company, Shield, eMerge and Merger Sub shall take all such steps as may be required to cause the transactions contemplated by this Agreement (including any dispositions or acquisitions of Merger Consideration, Reprice Options or other derivative securities with respect to the Merger Consideration in connection herewith) by any individual who is a director or officer of eMerge to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in that certain No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.07. Certain Payments at Closing. The parties agree and acknowledge that (a) if and to the extent any amounts become due and payable pursuant to the warrant agreements listed on Schedule 3.02(c) of the Disclosure Schedules upon consummation of the transactions contemplated in this Agreement, such amounts shall be paid to the holders thereof by eMerge in cash at or after Closing, (b) all amounts due and payable to AgriCapital Corporation and B. Riley & Co. in connection with the consummation of the transactions contemplated by this Agreement shall be paid in cash at Closing by eMerge, (c) all amounts then due and payable to Hunton & Williams LLP, counsel to eMerge, shall be paid in cash at Closing by eMerge and (d) outstanding principal of, and accrued interest on, the Biegert Loan shall be repaid in cash at Closing.

Section 7.08. Tax Treatment of Merger. The parties acknowledge that the Merger, in combination with the issuance of the Investor Shares, is intended to qualify as a nontaxable transaction pursuant to Section 351 of the Code. Each party covenants to report the Merger in accordance with such intent on all relevant Tax Returns.

Section 7.09. Nasdaq Initial Listing. From the date hereof until the earlier of the Closing Date or the Termination Date, each of the parties agrees to cooperate with each other in good faith and shall each use commercially reasonable efforts to (i) cause eMerge to satisfy the initial listing requirements of the Nasdaq Capital Market immediately after the Effective Time, which may include, without limitation, effecting a reverse stock split of the eMerge Common Stock concurrently with the Merger, and (ii) cause (a) the shares of eMerge Common Stock listed on the Nasdaq Capital Market immediately prior to the Effective Time and (b) the Merger Consideration to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, as of the Closing Date.

Section 7.10. Former Executive Officers and Employees of eMerge. The Company and Shield shall use their commercially reasonable efforts to cause at Closing each of the Persons listed in Exhibit F(i) hereto to enter into an Employment and Noncompete Agreement with eMerge in the form and substance of Exhibit G attached hereto and which incorporates the specific terms for each such Person set forth opposite such Person’s name in Exhibit F(i). eMerge and Merger Sub shall use their commercially reasonable efforts to cause at Closing each of the Persons listed in Exhibit F(ii) hereto to enter into an Employment and Noncompete Agreement with eMerge in the form and substance of Exhibit G attached hereto and which incorporates the specific terms for each such Person set forth opposite such Person’s name in Exhibit F(ii).

Section 7.11. Master Patent Agreement. On or before the Closing Time, Shield shall cause its wholly owned subsidiary, PBS Patent Holding, LLC, a Delaware limited liability company, to enter into the Master Patent Agreement with eMerge under which eMerge will be issued a perpetual license for the technology conveyed thereunder on a per project basis, subject to certain provisions requiring ongoing implementation and use of, and payment for such technology, from the holder of the patented technology, IBR Patent Holdco, LLC, a Delaware limited liability company, that holds the licensing rights to U.S. Patent Number 6,355,456.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Obligations of eMerge and Merger Sub. The obligations of eMerge and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by eMerge and Merger Sub, respectively, in their sole discretion.

(a) Continued Accuracy of Representations and Warranties. All representations and warranties of the Company and Shield contained in this Agreement that are qualified by materiality or a Material Adverse Effect or words of similar effect shall be correct and complete in all respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date), and those representations and warranties of the Company and Shield contained in this Agreement that are not so qualified shall be correct and complete in all material respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date).

(b) Performance of Agreements. The Company and Shield shall have in all material respects performed, complied with and satisfied all covenants of the Company and Shield contained in this Agreement required by this Agreement to be performed or satisfied by them at or prior to the Closing Date.

(c) The Company’s Closing Certificate. At the Closing, the Company and Shield shall each furnish a certificate, signed by an officer of the Company and Shield, respectively, dated as of the Closing Date, to the effect that the conditions specified in Section 8.01(a), (b), (f), (g), (k), (l) and (m) have been satisfied.

(d) Secretary’s Certificate of the Company. The Company shall have furnished a certificate of its secretary certifying as to:

(i) the certificate of formation of the Company;

(ii) the consent of Shield (as the sole member of the Company) authorizing the execution, delivery and performance of this Agreement by the Company and the execution, delivery and performance of all documents to be executed, delivered and performed by the Company at Closing; and

(iii) the incumbency of its officers executing this Agreement and the documents delivered at Closing.

(e) Secretary’s Certificate of Shield. Shield shall have furnished a certificate of its secretary certifying as to:

(i) the certificate of organization and operating agreement of Shield;

(ii) the consent of its managers authorizing the execution, delivery and performance of this Agreement by Shield and the execution, delivery and performance of all documents to be executed, delivered and performed by Shield at Closing; and

(iii) the incumbency of its officers executing this Agreement and the documents delivered at Closing.

(f) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority (an ”Injunction”) nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided, however, that, prior to invoking this condition, eMerge and Merger Sub shall use their commercially reasonable efforts to have any such Injunction vacated.

(g) Consents and Authorizations. Other than the filing required under Section 1.03, the Company and Shield shall have delivered to eMerge written confirmation that all notices, filings, consents, approvals, regulatory approvals, permits, authorizations or orders of and all registrations, declarations or filings with third parties, including creditors, contract parties or public or Governmental Authorities (collectively, “Consents”) necessary for the authorization, execution and delivery of or performance under this Agreement by the Company and Shield or the consummation by the Company and Shield of the transactions contemplated by this Agreement have been obtained except for such Consents, the absence of which would not reasonably be expected to have a Material Adverse Effect on eMerge, the Company or Shield. If the Merger requires HSR Act clearance, the HSR Act pre-merger notification waiting period shall have expired or have been terminated early, and no challenge, proceeding, claim or delay with respect to the transaction shall have been imposed by the Federal Trade Commission, the Department of Justice or any other Governmental Authority.

(h) Opinion of Financial Advisor. The Board of Directors of eMerge has received the opinion of Sanli Pastore & Hill, Inc. substantially to the effect that the issuance of the Merger Consideration pursuant to the terms of this Agreement is fair from a financial point of view, to the holders of eMerge Common Stock immediately prior to the Effective Time.

(i) eMerge Stockholder Approval. Stockholder Approval shall have been obtained.

(j) Opinion of Counsel. The Company shall have delivered to eMerge an opinion of Kutak Rock LLP, legal counsel to the Company, dated as of the Closing Date, in form and substance reasonably acceptable to eMerge.

(k) No Adverse Change. No material adverse change has occurred in the financial condition, business, operations, assets or liabilities or prospects of the Company that continues to exist on the Closing Date, and no previously undisclosed material liabilities or commitments of the Company have been discovered.

(l) No Severance Payments. No severance, “golden parachute” or other similar payments have been made or are due to the Company’s personnel as a result of the Merger.

(m) No Regulatory Change. No material adverse change has occurred in governmental regulation for the products and services provided or proposed to be provided in connection with the business or the proposed business of the Company.

(n) Capital Contribution. eMerge shall have received the Definitive Commitments from Third Party Investors (and such Definitive Commitments shall be fully effective and enforceable), and not less than $10,000,000 of Investor Shares shall be purchased from eMerge contemporaneously with the Closing by Third Party Investors.

(o) Employment and Noncompete Agreements. Each of the individuals identified in Exhibit F(i) shall have entered into Employment and Noncompete Agreements with eMerge in the form and substance of Exhibit G attached hereto and which incorporate the specific terms for each such individual set forth opposite such individual’s name in Exhibit F(i).

(p) Master Patent Agreement. eMerge and PBS Patent Holding, LLC shall have executed the Master Patent Agreement in the form and content of Exhibit C hereto.

(q) Certificate of Merger. The Company shall have delivered to eMerge a fully executed Certificate of Merger for filing in Delaware.

(r) Other Documents. The Company and Shield shall have delivered to eMerge all other documents reasonably requested by eMerge and contemplated by this Agreement or required to be delivered by the Company or Shield to eMerge pursuant to this Agreement and not previously delivered.

(s) Nasdaq Listing. The shares of eMerge Common Stock currently outstanding, held in treasury and issuable upon exercise of the Reprice Options shall be authorized for listing on the Nasdaq Capital Market, upon official notice of the closing of the transactions contemplated herein.

Section 8.02. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by the Company in its sole discretion.

(a) Continued Accuracy of Representations and Warranties. All representations and warranties of eMerge and/or Merger Sub contained in this Agreement that are qualified by materiality or a Material Adverse Effect or words of similar effect shall be correct and complete in all respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date), and those representations and warranties of eMerge and Merger Sub contained in this Agreement that are not so qualified shall be correct and complete in all respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date).

(b) Performance of Agreements. eMerge and Merger Sub shall have, in all material respects, performed, complied with and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing Date.

(c) eMerge and Merger Sub’s Closing Certificate. At the closing, eMerge shall furnish a certificate, signed by an officer of eMerge and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Sections 8.02(a), (b), (f), (g), (i) and (j) have been satisfied.

(d) eMerge Secretary’s Certificate. eMerge shall have furnished a certificate of its secretary certifying as to:

(i) its certificate of incorporation and bylaws;

(ii) the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement by eMerge and the resolutions of the eMerge stockholders adopted at the eMerge Stockholder Meeting regarding the Stockholder Approval; and

(iii) the incumbency of its officers executing this Agreement and the documents delivered at Closing.

(e) Merger Sub Secretary’s Certificate. Merger Sub shall have furnished a certificate of its secretary certifying as to:

(i) its certificate of formation and operating agreement; and

(ii) the resolutions of eMerge (as the sole member of Merger Sub) authorizing the execution, delivery and performance of this Agreement by Merger Sub.

(f) No Injunctions, Orders or Restraints; Illegality. No Injunction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided however, that, prior to invoking this condition, the Company shall use its commercially reasonable efforts to have any such Injunction vacated.

(g) Consents and Authorizations. Other than the filing required under Section 1.03, eMerge shall have delivered to the Company written confirmation that all consents necessary for the authorization, execution and delivery of or performance under this Agreement by eMerge or Merger Sub or the consummation by eMerge or Merger Sub of the transactions contemplated by this Agreement have been obtained except for such Consents the absence of which would not reasonably be expected to have a Material Adverse Effect on eMerge. If the transaction would require HSR Act clearance, the HSR Act premerger notification waiting period shall have expired or have been terminated early, and no challenge, proceeding, claim or delay with respect to the transaction shall have been imposed by the Federal Trade Commission, the Department of Justice or any other Governmental Authority.

(h) Opinion of Counsel. eMerge shall have delivered to the Company an opinion of Hunton & Williams LLP, legal counsel to eMerge, dated as of the Closing Date, in form and substance reasonably acceptable to the Company.

(i) eMerge Stockholder Approval. Stockholder Approval shall have been obtained.

(j) No Adverse Change. No material adverse change has occurred in the financial condition, business affairs, operations or assets or liabilities of eMerge that continues to exist on the Closing Date, and no previously undisclosed material liabilities or commitments of eMerge have been discovered.

(k) No Regulatory Change. No material adverse change has occurred in governmental regulation for the products and services provided in connection with the business of eMerge.

(l) eMerge Voting and Lock-Up Agreements. The Biegert Family Irrevocable Trust dated June 11, 1998, Safeguard Scientifics, Inc. and Safeguard Delaware, Inc. each shall have entered into a voting and lock-up agreement in the form of Exhibit H and dated as of the date of this Agreement, in which each such entity agrees to vote in favor of the Merger and not sell or transfer the shares of eMerge Stock that it owns from the date hereof until the Effective Time.

(m) Merger Consideration. eMerge shall have reserved for issuance a sufficient number of shares of its Common Stock to allow for the issuance of the Merger Consideration pursuant to Article II hereof, and such shares shall be authorized for listing on the Nasdaq Capital Market, upon official notice of issuance.

(n) Resignations. eMerge shall have delivered the resignations, effective as of the Effective Time, of each of the directors and executive officers of eMerge not listed on Exhibits A or B, respectively.

(o) Certificate of Merger. Merger Sub shall have delivered to the Company a fully executed Certificate of Merger for filing in Delaware.

(p) Amended Certificate of Incorporation. eMerge shall have delivered to the Company a fully executed amended and restated certificate of incorporation for filing in Delaware.

(q) Other Documents. eMerge shall have delivered to the Company all other documents reasonably requested by the Company and contemplated by this Agreement or required to be delivered by eMerge to the Company pursuant to this Agreement and not previously delivered.

ARTICLE IX

TERMINATION

Section 9.01. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of eMerge:

(a) by the mutual written consent of the Company and eMerge;

(b) by either the Company or eMerge if (i) the Effective Time shall not have occurred on or before April 1, 2007 and (ii) the party seeking to terminate this Agreement pursuant to this Section 9.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

(c) by either the Company or eMerge if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and nonappealable and the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to remove such injunction, order or decree;

(d) by the Company or eMerge if the eMerge Stockholder Approval contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

(e) by eMerge if the Equity Capital Term Sheets reasonably acceptable to eMerge have not been delivered by the Company to eMerge on or before November 15, 2006;

(f) by eMerge if the Definitive Commitments reasonably acceptable to eMerge have not been delivered by the Company to eMerge on or before December 15, 2006;

(g) by eMerge if at any time after December 15, 2006 the Definitive Commitments cease to be in effect or enforceable in accordance with their terms;

(h) by eMerge if the board of directors of eMerge in good faith determines that a Takeover Proposal constitutes a Superior Proposal, except that eMerge may not terminate this Agreement pursuant to this Section 9.01(h) unless and until (i) three business days have elapsed following delivery to the Company of a written notice of such determination by the board of directors of eMerge and during such three-business-day period eMerge (A) informs the Company of the terms and conditions of such Takeover Proposal and the identity of the Person making such Takeover Proposal and (B) eMerge in good faith considers any proposals made during such three day period by the Company to amend or modify the terms and conditions of this Agreement, (ii) at the end of such three-business-day period, the board of directors of eMerge continues in good faith to believe that such Takeover Proposal constitutes a Superior Proposal, (iii) simultaneously with such termination, eMerge enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and (iv) eMerge pays to the Company the amount specified in Section 9.03 within the time period specified in Section 9.03;

(i) by the Company if the board of directors of eMerge shall have withdrawn or modified in a manner adverse to the Company its approval of this Agreement and the transactions contemplated hereby or its recommendation of approval of this Agreement to its stockholders, except the Company may not terminate this Agreement if the eMerge board of directors withdraws or modifies such approval or recommendation in the event that (i) Equity Capital Termsheets acceptable to eMerge are not delivered to eMerge by the Company on or before November 15, 2006, (ii) the Definitive Commitments acceptable to eMerge are not delivered to eMerge by the Company on or before December 15, 2006, (iii) at any time after December 15, 2006, the Definitive Commitments are no longer effective or enforceable, or (iv) if the Merger is not closed on or before April 1, 2007;

(j) by the Company if (i)(A) there is a successful tender offer made by any Person for more than 50% of the shares of eMerge Common Stock prior to the record date for the eMerge Stockholder Meeting or (B) any Person other than the eMerge board of directors acquires valid and unrevoked proxies to vote more than 50% of the shares of eMerge Common Stock at the eMerge Stockholder Meeting and (ii) Stockholder Approval is not received at the eMerge Stockholder Meeting.

(k) by either the Company or eMerge if, in the case of the Company, there shall have been a material breach either eMerge or Merger Sub of any of their respective representations or warranties, or covenants or agreements contained in this Agreement, or if, in the case of eMerge, there shall have been a material breach by either the Company or Shield of any of their respective representations or warranties, or covenants or agreements contained in this Agreement, which if not cured would cause the respective conditions set forth in Article VIII, as the case may be, not to be satisfied, and such breach is incapable of being cured, or shall not have been cured after notice thereof shall have been received by the party alleged to be in breach, on or before April 1, 2007.

In the event of termination of this Agreement pursuant to this Section 9.01, this Agreement shall terminate (except for the confidentiality provisions contained in Section 5.01 and the provisions of Sections 9.02 and 9.03 and Article XI), and there shall be no other liability on the part of the Company or eMerge to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement.

Section 9.02. Fees and Expenses. Except as otherwise expressly stated herein, if this Agreement is terminated by any party for any reason set forth in Section 9.01 hereof, then each party shall be responsible for the payment of the expenses and fees incurred by it in connection with or related to the Merger and the transactions contemplated hereby.

Section 9.03. Company Breakup Fee.

(a) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by eMerge pursuant to Section 9.01(h) hereof, or by the Company pursuant to Section 9.01(i) or (j) hereof, then eMerge shall pay to the Company a fee equal to 5% of the quotient of (i) the average closing price of the eMerge Stock as reported by Nasdaq Capital Market for the ten trading day period immediately prior to the applicable “Determination Date” described in paragraph (b) below multiplied by (ii) the number of shares of eMerge Stock outstanding as of the Termination Date (the ”Company Breakup Fee”).

(b) If this Agreement is terminated by eMerge pursuant to Section 9.01(h) hereof, the Determination Date shall be the date of the first public announcement of the Superior Proposal accepted by eMerge in accordance with such Section 9.01(h). If this Agreement is terminated by the Company pursuant to Sections 9.01(i) hereof, the Determination Date shall be the date of the first public announcement that the eMerge board has taken any action described in such Section 9.01(i). If this Agreement is terminated by the Company pursuant to Sections 9.01(j) hereof, the Determination Date shall be the date of the commencement of a tender offer or proxy solicitation by any Person of the type described in such Section 9.01(j).

(c) The parties hereto agree that the Company Breakup Fee shall be paid to the Company in immediately available funds on the second business day following the termination of this Agreement for any reason set forth in paragraph (a) of this Section 9.03.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

Section 10.01. No Survival of Representations, Warranties, Covenants and Agreements. Except for the provisions of Section 5.01 relating to the treatment of information in accordance with the Confidentiality Agreement, Sections 9.02 and 9.03 and Article XI and this Article X, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and no covenant or agreement that is to be performed entirely at or prior to the Effective Time shall survive the Merger.

Section 10.02. Indemnification and Insurance.

(a) From and after the Effective Time, eMerge shall, and shall cause the Surviving Entity to, indemnify and hold harmless each present and former director and officer of eMerge determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (and eMerge and the Surviving Entity shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 10.02, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify eMerge thereof, but the failure to so notify shall not relieve eMerge or the Surviving Entity of any liability it may have to such Indemnified Party if such failure does not materially prejudice eMerge or the Surviving Entity. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), eMerge shall have the right to assume the defense thereof, and neither eMerge nor the Surviving Entity shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if eMerge elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between eMerge and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and eMerge shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that neither eMerge or the Surviving Entity shall be responsible for the payment of fees and expenses of more than one law firm to represent the Indemnified Parties in connection with a single action in a particular jurisdiction, except that if such law firm concludes that it cannot represent multiple Indemnified Parties, then eMerge and the Surviving Entity shall be responsible for the payment of fees and expenses of up to one law firm per Indemnified Party.

(c) If eMerge or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of eMerge shall assume all of the obligations set forth in this Section.

(d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(e) eMerge shall purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under eMerge’s existing directors’ and officers’ liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms that in all material respects are no less advantageous to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 11.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 11.03. Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 11.04. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy when such telecopy is transmitted to the telecopy number specified in this Section 11.04 and the appropriate telecopy confirmation is received or (b) if given by any other means when delivered at the address specified in this Section 11.04:

To eMerge or Merger Sub:	David C. Warren
eMerge Interactive, Inc.
10305 102nd Terrace
Sebastian, FL 32958
Telephone: (772) 581-9700
Facsimile: (772) 581-0204

copy to:	Hunton & Williams LLP
951 East Byrd Street
Richmond, VA 23219
Attention: Melvin E. Tull, III, Esq.
Telephone: (804) 788-8200
Facsimile: (804) 788-8212

To the Company or Shield:	David E. Hallberg
PRIME BioSolutions, LLC
Suite 101
11905 P Street
Omaha, NE 68137
Telephone: (402) 932-8940
Facsimile: (402) 932-8946

copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102
Attention: Joseph O. Kavan, Esq.
Telephone: (402) 346-6000
Facsimile: (402) 346-1148

Section 11.05. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.06. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 11.07. Enforcement of Agreement. The parties hereto agree that money damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

Section 11.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 10.02 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.09. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 11.10. Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the stockholders of eMerge and prior to the Effective Time, this Agreement may be amended or supplemented by a writing signed by each of the parties hereto with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of eMerge there shall be no amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant Securities Act or Nasdaq Capital Market requires further approval by such stockholders without such further approval or any amendment or change not permitted under applicable law.

Section 11.11. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the parties hereto may in writing:

(a) extend the time for the performance of any of the obligations or acts of the other parties;

(b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other parties contained herein.

Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII

DEFINITIONS

Section 12.01. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” shall mean this Agreement and Plan of Merger, as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof.

“Biegert Loan” shall have the meaning set forth in Section 5.03(j).

“Certificate of Merger” shall mean the certificate of merger referred to in Section 1.03.

“Closing” shall mean the closing of the Merger as described in Section 1.02.

“Closing Date” shall mean the date for the Closing referred to in Section 1.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Common Stock” shall mean the common stock, par value $0.01 per share, of eMerge.

“Company” shall mean PRIME BioSolutions, LLC, a Delaware limited liability company.

“Company Breakup Fee” shall have the meaning set forth in Section 9.03.

“Company Financial Statements” shall have the meaning set forth in Section 4.04.

“Company Interest” shall have the meaning set forth in Section 2.01.

“Company Material Contracts” shall mean any contract or other arrangement, whether written or oral, to which the Company is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or would reasonably be expected to have a Material Adverse Effect on the Company.

“Company Plans” shall have the meaning set forth in Section 4.09.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement, dated June 29, 2006, between eMerge and PRIME BioShield, LLC, the sole member of the Company.

“Consents” shall have the meaning set forth in Section 8.01.

“Costs” shall have the meaning set forth in Section 10.02(a).

“DGCL” shall mean the Delaware General Corporation Law.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“Definitive Commitments” shall have the meaning set forth in Section 7.05.

“Disclosure Schedule” shall mean the disclosures of eMerge, Merger Sub, the Company and Shield set forth in Annex I.

“Effective Time” shall have the meaning set forth in Section 1.03.

“eMerge” shall mean eMerge Interactive, Inc., a Delaware corporation.

“eMerge Financial Statements” shall have the meaning set forth in Section 3.04, including the Audited eMerge Financial Statements and the Unaudited eMerge Financial Statements described in Section 3.04.

“eMerge Material Contracts” shall mean any contract or other arrangement, whether written or oral, to which eMerge is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or would reasonably be expected to have a Material Adverse Effect on eMerge.

“eMerge Plans” shall have the meaning set forth in Section 3.09.

“eMerge Representatives” shall have the meaning set forth in Section 5.05(a).

“eMerge Stockholder Meeting” shall have the meaning set forth in Section 5.07(b).

“Environmental Claims” shall have the meaning set forth in Section 3.08.

“Environmental Laws” shall have the meaning set forth in Section 3.08.

“Equity Capital Term Sheet” shall have the meaning set forth in Section 7.05.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.02(a).

“GAAP” shall mean accounting principles generally accepted in the United States at the time of the preparation of the subject financial statement.

“Governmental Authorities” shall mean any department, division, branch, office or official of a duly elected or appointed governmental office of any country, state, province, county, parish or municipality.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” shall mean any federal, state, local or foreign tax imposed on or measured by net income, including any interest, penalty or addition thereto, whether disputed or not.

“Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“Injunction” shall have the meaning set forth in Section 8.01(e).

“Intellectual Property” shall mean patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, trade secrets and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

“Investor Shares” shall mean the securities issued pursuant to such Definitive Commitments which may be either shares of eMerge Common Stock or other eMerge securities which are convertible into shares of eMerge Common Stock.

“Knowledge” shall mean (a) with respect to eMerge and Merger Sub, the actual knowledge, after due inquiry, of David C. Warren, Robert E. Drury and Susan D. Mermer, and (b) with respect to the Company and Shield, the actual knowledge, after due inquiry, of David E. Hallberg, John R. Cox, Mark G. Kraeger and Patrick D. Tracy.

“Lease” shall mean any lease, sublease, license or other right to use or occupy real or personal property other than fee ownership.

“Material Adverse Effect” shall mean, with respect to a party, such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of such party or, with respect to the Company, the prospects of the Company, or (b) the validity or enforceability of this Agreement or the ability of such party to perform its obligations hereunder in a timely fashion excluding any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets, (iv) changes in GAAP, (v) changes in laws, rules, regulations or other binding directives issued by any Governmental Authority, and (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, other than to the extent that any adverse change, event, development or effect referred to in each of clauses (i) through (vi) has had or would reasonably be expected to have a disproportionately adverse effect on the Company or eMerge, as applicable, as generally compared to other participants in the industries in which the Company or eMerge, as applicable, currently conducts business (and, with respect to the Company, proposes to conduct business).

“Merger” shall mean the merger of the Company with and into Merger Sub, with Merger Sub as the surviving entity, as contemplated in this Agreement.

“Merger Consideration” shall mean the amount referred to in Section 2.01.

“Merger Sub” shall mean eMerge Merger Sub, Inc., a Delaware limited liability company of which the sole member is eMerge.

“NLLCA” shall mean the Nebraska Limited Liability Company Act.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permits” shall have the meaning set forth in Section 3.13(a).

“Permitted Liens” shall mean liens specifically disclosed in the eMerge Financial Statements or the Company Financial Statements, as applicable, and liens for taxes not yet due or being contested in good faith (and, with respect to those being contested, for which adequate accruals or reserves have been duly established or liens that do not materially detract from the value or materially interfere with any present or intended use of the property or assets of eMerge or the Company as the case may be).

“Person” shall mean an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated association, or other entity, or a government or any political subdivision or agency thereof.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of eMerge.

“Projected Income Statements” shall have the meaning as set forth in Section 4.04(a).

“Proxy Statement” shall have the meaning set forth in Section 5.07(c).

“Reprice Option” shall mean any employee stock option issued by eMerge on the Effective Date to the Persons listed in Schedule F hereto in accordance with the terms of Section 5.06 hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning as set forth in Section 3.04(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shield” shall mean Prime BioShield, L.L.C., a Nebraska limited liability company which is the sole holder of Company Interests.

“Stockholder Approval” shall mean the approval by the holders of the requisite number of shares of eMerge Common Stock attending, in person or by proxy, the eMerge Stockholder Meeting of this Agreement and the transactions contemplated herein to the extent required to be approved by eMerge stockholders by the DGCL, the rules and regulations of Nasdaq Capital Market, eMerge’s certificate of incorporation or bylaws and any other applicable laws, rules or regulations, which may include, without limitation, approval of (i) the amendments to the eMerge certificate of incorporation described herein, (ii) the issuance of shares of eMerge Common Stock to Shield as the Merger Consideration (iii) the issuance of any eMerge securities to the Third Party Investors, concurrently with the Effective Time pursuant to the Definitive Commitments and (iv) a reverse stock split to take effect immediately after the effective time of the Merger if necessary to cause eMerge to satisfy the initial listing requirements of the Nasdaq Capital Market immediate after the Effective Time or as otherwise agreed to by the parties hereto.

“Superior Proposal” shall have the meaning set forth in Section 5.05(a).

“Surviving Entity” shall mean eMerge Merger Sub, LLC, a Delaware limited liability company, which shall be the surviving entity of the Merger but which shall change its name to “PRIME Energy BioSolutions, LLC” at the Effective Time.

“Takeover Proposal” shall have the meaning set forth in Section 5.05(a).

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or estimated tax, or any other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Investors” means Persons unaffiliated with the Company or Shield who purchase Investor Shares.

“Termination Date” shall have the meaning set forth in Sections 5.01.

“Treasury Regulations” shall mean the administrative rules and regulations promulgated under the Internal Revenue Code of 1986, as amended.

Section 12.02. Construction. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP on the date hereof. In this Agreement, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa, (b) words denoting any gender shall include all genders and (c) the word “including” shall mean “including, without limitation.” This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all parties hereto contributed meaningfully to the drafting of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PRIME BIOSOLUTIONS, LLC

By	/s/ David E. Hallberg
Name	David E. Hallberg
Title	Chairman & CEO

PRIME BIOSHIELD, LLC

By	/s/ David E. Hallberg
Name	David E. Hallberg
Title	Chairman & CEO

EMERGE INTERACTIVE, INC.

By	/s/ David C. Warren
Name	David C. Warren
Title	President & CEO

EMERGE MERGER SUB, INC.
By eMerge Interactive, Inc., sole member

By	/s/ David C. Warren
Name	David C. Warren
Title	President & CEO